Exhibit 10.15
SOFTWARE LICENSE AND MAINTENANCE AGREEMENT
          This Software License and Maintenance Agreement (“Agreement”) is executed in Phoenix, Arizona as of the date of last signature below and shall be effective as of August 16, 2007 (the “Effective Date”) and is by and between Quality Care Solutions, Inc., a Nevada corporation (“QCSI”), and Triple-S, Inc., a Puerto Rico corporation (“TS”, as more fully defined below), and describes the terms and conditions pursuant to which QCSI shall license to TS, and provide maintenance and support for, certain Software (as defined below). Each of QCSI and TS shall sometimes be referred hereto as a “Party” and together as the “Parties”. In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:
1. DEFINITIONS
     1.1 “Affiliate” means, with respect to a Person that, directly or indirectly, controls, is controlled by or is under common control with TS. For purposes of this definition, “control” means ownership of fifty percent (50%) or more of the voting equity interests, or the power to otherwise direct the affairs, of the Person in question. TS may add Affiliates to Schedule A, from time to time, on written notice to QCSI specifying the name and location of each such Affiliate. However, in no event may TS add Affiliates to Schedule A that are Competitors of QCSI. Affiliates are limited to those Persons specified (or to be specified) on Schedule A.
     1.2 “Change of Control” means (i) the acquisition, directly or indirectly, by any person or group of the beneficial ownership of fifty percent (50%) or more of a legal entity’s common stock or of a legal entity’s securities entitled to vote generally in the election of such legal entity’s governing body (“Voting Securities”) representing fifty percent (50%) or more of the combined voting power of all Voting Securities of such legal entity, (ii) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and Voting Securities of a legal entity immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, fifty percent (50%) or more of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or (iii) a plan of liquidation or a plan or agreement for the sale or other disposition of all or substantially all of a legal entity’s assets.
     1.3 “Competitor(s)” or “Competitor(s) of QCSI” means: The Trizetto Group, Inc., Perot Systems Corporation, Plexis Healthcare Systems, Inc., CareGain, Inc., Health Trio, Inc., Electronic Data Systems Corporation, DST Systems, Inc., Amysis Synertech, Inc., Affiliated Computer Services, and HealthAxis, Inc. QCSI may, by written notice to TS, reasonably update the foregoing list of Competitors from time to time, to include Persons that market healthcare payer administration software products, technology, and/or services in competition with QCSI’s products and services in the same markets as QCSI.
     1.4 “Confidential Information” means all Software, Documentation, information, data drawings, benchmark tests, specifications, Trade Secrets, Object Code and machine-readable copies of the Software, Source Code of or relating to the Software, and any other proprietary information (including proprietary information of third parties) supplied to TS by QCSI, or by TS to QCSI, and clearly marked as “Confidential Information” or, in the case of the Software, the

Perpetual Software License And Maintenance Agreement QCSI

Documentation and any information relating to QCSI’s pricing and costs, regardless of whether so marked.
     1.5 “Customer” or “TS” means Triple-S, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, together with any Affiliates set forth on Schedule A (which may be modified from time to time). If any Affiliates are specified on Schedule A, by executing this Agreement, TS: (i) represents, warrants and covenants that such Affiliates shall abide by the terms and conditions of this Agreement; and (ii) shall indemnify QCSI for any breach of this Agreement by such Affiliates to the extent provided in this Agreement. The members of any such Affiliates set forth in Schedule A shall constitute Members for purposes of this Agreement.
     1.6 “Documentation” means written materials relating to the Software including, but not limited to, user guides, technical manuals, release notes, installation instructions, information pertaining to Maintenance and Support, and online help files regarding Use of the Software, generally provided by QCSI to licensees of the Software, and shall include any updated versions of Documentation as may be provided by QCSI from time to time during the term of this Agreement.
     1.7 “Interface” means any software, firmware or hardware created by TS or by a third party for TS, which does not modify the Software, and which is not part of, based upon, or a derivative work of the Software, but which provides an interface to the Software.
     1.8 “License Fees” has the meaning set forth in Schedule A.
     1.9 “Maintenance and Support” means services such as software maintenance and support provided by QCSI for the Software, as more fully described in Schedule B.
     1.10 “Maintenance and Support Fees” has the meaning set forth in Schedule B.
     1.11 “Members” means individual persons contracted directly or indirectly with TS to receive healthcare benefits and: (i) whose coverage is administered, in whole or in part, by TS using the Software; and (ii) who have an effective enrollment segment on the Software.
     1.12 “Object Code” means code resulting from the translation or processing of Source Code by a computer into machine language, and thus is in a form that would not be convenient for human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.
     1.13 “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization.
     1.14 “QCSI Taxes” means any and all income taxes related to QCSI’s existence and business operations, as seller, under any applicable Commonwealth of Puerto Rico law or regulation, including, but not limited to, corporation income taxes and income tax withholding. In the event that QCSI establishes operations in Puerto Rico, this definition will extend to any municipal taxes (“patente”), and tangible or intangible personal and real property taxes, including any interests, penalties, surcharges or additions thereto, whether disputed or not, if applicable, that may be assessed to QCSI business as a result thereof. For greater certainty, QCSI Taxes will include any and all new taxes established by the Commonwealth of Puerto

Perpetual Software License And Maintenance Agreement QCSI

Rico applicable to software distributors marketing software in Puerto Rico subsequent to the Effective Date, except with respect to taxes related to TS’ licensing or use of QCSI’s Software, which will be considered TS Taxes for the purposes of this Agreement.
     1.15 “Software” means QCSI’s computer software programs (delivered in Object Code form only), including Documentation, specified in Schedule A, together with any Releases to which TS is entitled as part of Maintenance and Support as expressly set forth in Schedule B. Software shall not include any other products or services currently marketed by QCSI, any new products or services developed and/or marketed by QCSI, any additional products licensed by TS or services provided by QCSI to TS after the Effective Date of this Agreement unless such products or services are added to this Agreement pursuant to Section 10.8, any Third Party Software, and Included Third Party Software.
     1.16 “Source Code” means that version of the Software in its underlying symbolic, human readable, program code instruction set which is compilable into Object Code.
     1.17 “Third Party Software” means any software created or distributed by a third party other than QCSI.
     1.18 “Trade Secret” means all concepts, ideas, formulae, patterns, devices or compilations of information used in a company’s business which may relate to the development, production, licensing, services, or sale of the company’s goods or services, to the management or administration of the company, or which otherwise give it a competitive advantage, which are not publicly known without restriction and without breach of this Agreement. Trade Secrets include manuals, on-line documentation, business activities and plans, financial results and projections, costs and prices, customers, clients and member lists, compiled information concerning Members, provider agreements, suppliers, employees, Software and related Documentation, any and all techniques, algorithms, data models, stored procedures, schema, processes (and any modification, extraction or extrapolation thereof), consultants, technologies, technical and business strategies, draft and final contracts, and exhibits exchanged by the Parties.
     1.19 “TS Taxes” means any and all taxes related to TS’ existence and business operations, as purchaser, under any applicable Commonwealth of Puerto Rico law or regulation, including, but not limited to, corporation income taxes and income tax withholding, municipal taxes (“patente”), and tangible or intangible personal property taxes, including any interests, penalties, surcharges or additions thereto, whether disputed or not, if applicable. It also includes all applicable sales and use taxes, transaction privilege taxes, excise taxes, or value added taxes, including any interests, penalties, surcharges or additions thereto, whether disputed or not, if applicable, and all new taxes established by the Commonwealth of Puerto Rico as long as they are all related to transactions covered under this Agreement, except for the taxes subsequent to the Effective Date applicable to software distributors marketing software in Puerto Rico as set forth as the responsibility for QCSI in Section 1.14.
     1.20 “Use” means subject in all cases to the restrictions set forth in Schedule A, the use, execution, loading, utilization, viewing, storage or display of the Software for TS’ internal purposes only, to administer healthcare benefits for Members, in accordance with the use for which the Software was designed.

Perpetual Software License And Maintenance Agreement QCSI

2. LICENSE
     2.1. Grant of License. Subject to the terms and conditions of this Agreement, (including, without limitation, timely payment of all undisputed amounts due hereunder), QCSI grants to TS a limited, non-exclusive, non-transferable, non-assignable (except as provided herein), perpetual right and license (without the right to grant sublicenses) to the Use of the Software (the “License”). This License includes the right to make a reasonable number of additional copies of the Software limited to backup, archival, and disaster recovery purposes, provided that all titles, trademark symbols, copyright symbols and legends, and other proprietary markings are reproduced. Except as expressly stated in this Section 2.1, nothing contained in this Agreement transfers to TS any other license or rights in the Software. All rights of QCSI not expressly granted to TS in this Agreement are reserved to QCSI. Notwithstanding that the License granted in this Section 2.1 is of a perpetual duration, such License may be terminated pursuant to Section 9 of this Agreement.
     2.2. Delivery; Copying of Documentation. Promptly following the Effective Date or any later date specified in Schedule A, QCSI will deliver to TS only via electronic delivery one (1) machine-readable electronic copy of the Software in Object Code form and the Documentation. Subject to the requirements of Section 8 of this Agreement, TS may reproduce the Documentation for its own internal use by printing the electronic files and the online help files.
     2.3. Professional Services. In relation to TS’ licensing of Software, “Professional Services” means QCSI providing any of the following services work for TS in connection with the Software: (a) core system services; (b) assessment, implementation, or installation services; (c) development and/or implementation of pre and post processing logic; (d) development and/or implementation of transaction processing and business logic; (e) development services involving changes and/or enhancements to the Software; (f) training services; or (g) application hosting services. Any Professional Services elected by TS may be purchased from QCSI pursuant to a separate, mutually agreed, written professional services agreement.
3. LICENSE RESTRICTIONS
     3.1. General Restrictions. TS agrees that it shall not itself, or through any parent, subsidiary, affiliate, agent or any other third party: (a) sell, resell, lease, license, sublicense, rent, encumber or otherwise transfer to others any rights in any portion of the Software or Documentation; (b) attempt, or knowingly permit or encourage others to attempt, to decompile, decipher, disassemble, reverse engineer or otherwise decrypt or discover the Source Code of all or any portion of the Software; (c) write or develop any derivative works based on, or make any modifications, corrections, improvements, enhancements to, the Software; (d) use any portion of the Software in any manner except as expressly provided in this Agreement; (e) use the Software to provide processing services to third parties, to provide commercial timesharing, rental or sharing arrangements to third parties, on a “service bureau” basis, or to otherwise allow any third party to use the Software for the benefit of any third party; (f) disclose, or make available or provide access to, or permit the use, copying, transfer, inspection of the Software by any third party (without first obtaining express written permission from QCSI) except as expressly permitted by the License; (g) remove, efface or obscure any copyright notices or proprietary notices or legends from the Software or any Confidential Information provided by QCSI; or (h) violate any additional license restrictions set forth in Schedule A.

Perpetual Software License And Maintenance Agreement QCSI

     3.2. Hosting. TS may not engage any third party to operate or host the Software on TS’ behalf without QCSI’s prior written approval, which approval shall not be unreasonably withheld, and, provided further, that such approved third party shall execute and deliver a use and non-disclosure agreement which is in form and substance reasonably acceptable to QCSI. In no event will third parties selected by TS pursuant to this Section 3.2 be Competitors of QCSI.
     3.3. TS Interface. TS may develop, at its own expense, Interfaces to enable interoperability between the Software and TS’ other software products and information technology systems. TS shall own the rights to any Interface it develops, subject to QCSI’s exclusive ownership of the Software and Confidential Information provided by QCSI.
4. PAYMENTS
     4.1 License and Other Fees. TS shall timely pay QCSI the License Fees specified in Schedule A, and the Maintenance and Support Fees specified in Schedule B. Except as otherwise set forth in a Schedule, all fees and charges shall be paid in U.S. Dollars. All License Fees and Maintenance and Support Fees, and other amounts payable, if any pursuant to this Agreement, are due within thirty (30) days of TS’ receipt of QCSI’s invoice (“Due Date”). All undisputed amounts remaining unpaid thirty (30) days after the applicable Due Date, will accrue interest from such Due Date, as the case may be, until paid in full at a rate equal to the lesser of 1.5% per month or the highest contract interest rate allowed by Commonwealth of Puerto Rico law. TS agrees to permit QCSI secure, limited duration electronic access to TS’ databases for billing purposes in a manner and as required by QCSI.
     4.2 Taxes, Rates and Withholdings. TS will pay any and all License Fees, Maintenance and Support Fees and any other amounts payable pursuant to this Agreement net of any and all QCSI Taxes, plus any TS Taxes that QCSI may be required by Puerto Rico law or regulation to charge TS as a result of or in connection with this Agreement. TS shall bear all TS Taxes and QCSI shall bear all QCSI Taxes. QCSI shall honor any valid, applicable tax exemption certificates provided by TS. Except as otherwise provided in this Agreement, all payments to be made by TS will be made without set off, counterclaim, or other defense. QCSI agrees and acknowledges that TS may be required by law and/or regulation to make deductions and/or withholding in connection with QCSI Taxes from payments to QCSI due under this Agreement. In the event TS shall be required to make deductions and/or withholding in connection with QCSI Taxes from payments to QCSI due under this Agreement, TS represents and warrants to QCSI that the full amount of any such deductions or withholding shall be timely paid over to the relevant taxing authorities and TS shall promptly forward to QCSI copies of official receipts or other evidence satisfactory to QCSI regarding such payment.
     4.3 Audit Rights. TS shall keep complete and accurate books and records relating to Members, the Software and the Use of the Software that are sufficient to determine the License Fees, Maintenance and Support Fees and other amounts payable under this Agreement and TS’ compliance with the terms and conditions of this Agreement. TS shall maintain such books and records for the term of this Agreement and for three (3) years thereafter. QCSI and QCSI’s accounting firm shall have the right, at QCSI’s expense, to inspect and audit TS’ books and records related to the matters set forth in this Agreement for the purpose of verifying that TS has complied with the terms and conditions of this Agreement relating to the amounts due hereunder, the Use of the Software, and verification of the number of Members. Such audits will be made not more than once every year, with no less than thirty (30) days prior written notice to TS, during regular business hours and in such a manner as not to interfere with TS’ normal

Perpetual Software License And Maintenance Agreement QCSI

business activities. If, as a result of such audit, QCSI determines that amounts due are not equal to amounts paid, QCSI shall promptly furnish to TS a statement of the findings that defines the basis upon which such amount was determined. TS shall have a reasonable period, which shall not exceed fifteen (15) business days, to review the results of this audit and present its objections to QCSI. Upon the presentation of objections, the Parties will submit to the Dispute Resolution process established hereunder. In the event there are no objections, TS shall promptly remit to QCSI or QCSI shall promptly remit to TS a sum equal to the amount so claimed as owed by one party to the other.
     4.4 Intentionally Left Blank.
     4.5 Functionality Replacement: If, to the extent permitted by this Agreement, QCSI removes functionality from the Software, QCSI agrees to provide TS with replacement software functionality having substantially the same capabilities as the removed functionality, at no additional license fee cost to Customer, and QCSI agrees to provide Maintenance and Support hereunder for the replacement software functionality, pursuant to the terms and conditions of this Agreement.
5. MAINTENANCE AND SUPPORT
     5.1. Upon payment to QCSI of the Maintenance and Support Fees, TS shall be entitled to receive Maintenance and Support during the annual period to which the Maintenance and Support Fees apply pursuant to QCSI’s policies, terms and conditions in effect from time to time; provided, however, that QCSI shall provide TS with at least sixty (60) days prior notice of any material change in such policies, terms and conditions; further provided that under no circumstance shall any change to QCSI’s policies, terms or conditions modify the financial arrangements agreed to hereunder. QCSI’s current policies, terms and conditions for Maintenance and Support are set forth as described in Schedule B. For greater certainty, Maintenance and Support services will be performed from the USA.
          QCSI reserves the right to cease any and all Maintenance and Support in the event: (i) TS is delinquent in any payments due and payable to QCSI during the term of this Agreement (other than a delinquency caused by an event of Force Majeure pursuant to Section 10.5 of this Agreement); provided however, that in the event there is a dispute with regards to an audit as set forth in Section 4.3, QCSI shall not cease providing Maintenance and Support to TS; or (ii) TS’ Use of the Software (which for purposes of this Section 5 includes all subsequent related Releases) is no longer supported by QCSI in its ordinary course of business (which must be notified as provided hereunder); or (iii) the Use of the Software by TS contrary to the terms and conditions of this Agreement.
          Commencing on January 1, 2009, and annually thereafter on each January 1st,and with a sixty (60) days prior written notice to QCSI, TS may terminate Maintenance and Support. Notwithstanding anything to the contrary contained in this Agreement, if Maintenance and Support is terminated for any reason, all obligations of QCSI in any way relating to Maintenance and Support will become null and void as of the effective date of the cessation of provision of Maintenance and Support. So long as Customer has not terminated Maintenance and Support, QCSI will notify TS in writing at least twelve (12) months in advance of the date when a back Version or Release of the Software will no longer be supported under Maintenance and Support.

Perpetual Software License And Maintenance Agreement QCSI

     5.2. PROBLEMS NOTIFICATION: QCSI makes available to its Customers a list of all known Software Issues on a password protected, HTML page at QCSI’s Web site. QCSI agrees to make the list of such known Issues available to TS as described in the foregoing sentence for so long, and in a similar manner, as QCSI makes such information available generally to its other customers.
6. WARRANTIES AND LIMITATION OF LIABILITY
     6.1. QCSI Warranties.
         6.1. (a) Representation and Warranties as to Software.
QCSI represents and warrants to TS for as long as TS continues to receive Maintenance and Support under this Agreement that:
(i) the Software shall operate materially in accordance with the Documentation. The Documentation may be updated by QCSI from time to time; provided, however, that no such (a) single discrete update to the Documentation; or (b) series of discrete updates made from time-to-time to the Documentation, may remove descriptions of functionality of the Software that may materially diminish the description of the functionality of the Software, lessen QCSI’s obligations hereunder, or lessen applicable service levels hereunder, unless previously agreed to in writing by the Parties. QCSI does not warrant that the Software shall operate in combination with other software selected by TS unless such other software is specifically authorized in writing by QCSI to be used with the Software or to the extent such authorization is set forth in QCSI Installation Guides. QCSI does not warrant that the Software shall operate uninterrupted or free of errors, although errors in the form of Issues (as defined in Schedule B) will be handled by QCSI pursuant to Schedule B.
(ii) QCSI will deliver the Software to TS in good operating condition.
(iii) The Software will operate in combination with other software provided by QCSI, or specifically authorized or recommended in writing by QCSI to be used with the Software, or to the extent such authorization is set forth in QCSI Installation Guides.
(iv) Subject to TS election of Maintenance and Support pursuant to Section 5of this Agreement, all Software QCSI makes available to TS will be the latest available release of such Software.
(v) After using commercially available anti-virus tools, QCSI is unaware that the Software, at the time, and as, provided to Customer, contains any virus, worm, Trojan horse, trap door, back door, disabling code or other device that would interfere with or disrupt in any manner the use and orderly operation of the Software in accordance with the Documentation, or disabling code that would corrupt or erase any data (“Virus”). In the event that Customer notifies QCSI that Software delivered to Customer by QCSI contains a Virus, which notification shall occur within three (3) business

Perpetual Software License And Maintenance Agreement QCSI

days of QCSI’s delivery of the Software, QCSI shall promptly re-deliver a version of the Software which does not contain a Virus. QCSI warrants that the Software contains no time-limiting routines or other backdoors into the Software, allowing QCSI to disable the Software after delivery to Customer. Customer shall utilize commercially available anti-virus tools to mitigate any damage resulting from any such Virus.
(vi) QCSI has or will test all Microsoft service packs and security patches with the then-prevailing, current Major Release and no more than one Major Release previous to the then-prevailing, current Major Release, and hereby represents and warrants that the then prevailing, current Major Release, and no more than one Major Release previous to the then-prevailing, current Major Release, is and will not be adversely affected by the installation of the Microsoft service packs and security patches.
          6.1 (b) Exclusive Remedy. If the Software does not perform as warranted in Section 6.1(a), TS’ sole and exclusive remedy shall be as follows: QCSI shall provide Maintenance and Support to correct the Software as described in Schedule B, and if after (i) complying with its maintenance and support obligations hereunder, and (ii) undertaking such efforts in good faith and in a reasonable period of time, QCSI determines that it is unable to correct the Software: (1) in the case that the License Fees and Maintenance and Support Fees have been prepaid, QCSI shall refund to TS an amount equal to a pro-rata portion of the License Fees paid by TS for the non-conforming portion of the Software based on a useful life equal to seven (7) years and QCSI shall refund to TS an amount equal to the pro-rata portion of the Maintenance and Support Fees paid by TS for the non-conforming portion of the Software based on the remainder of the then current annual Maintenance and Support term (in both instances, such remainder to be determined from the moment the Software did not perform as warranted); or (2) in the case that the License Fees and Maintenance and Support Fees are not prepaid, QCSI shall reduce the remaining License Fees in an amount equal to a pro rata portion of the License Fees paid by TS for the non-conforming portion of the Software based on a useful life equal to seven (7) years and QCSI shall reduce the remaining Maintenance and Support Fees in an amount equal to a pro-rata portion of the Maintenance and Support Fees paid by TS for the non-conforming portion of the Software based on the remainder of the then current annual Maintenance and Support term (in both instances, such remainder to be determined from the moment the Software did not perform as warranted).
          6.1 (c) Maintenance and Support Warranty. QCSI warrants to TS that it has all the knowledge, experience, ability and know-how to perform its Maintenance and Support obligations under the Agreement and that Maintenance and Support shall be performed in a professional and workmanlike manner and QCSI agrees to re-perform, upon TS’ written request, and at no additional cost to TS, the specific Maintenance and Support services that fail to comply with the foregoing warranty.
          6.1 (d) QCSI Warranty. QCSI warrants, represents, and covenants to TS that (i) it is duly organized, validly existing and in good standing under the laws of its state of organization, and has all power and authority to operate its business and conduct its business as presently conducted, and to execute, deliver and perform its obligations under this Agreement; (ii) this Agreement has been duly and validly executed and delivered by it, has been duly and validly authorized by all company action, and constitutes the legal, valid, and binding obligation of QCSI; and (iii) the execution, delivery, and performance of this

Perpetual Software License And Maintenance Agreement QCSI

Agreement and the transactions contemplated hereby will not conflict with or violate any judgment or decree or any agreement or other instrument to which QCSI is a party.
          6.1 (e) Ownership of Software Warranty. With respect to Software and Documentation, QCSI warrants that it is either the sole owner of all rights, title and interest in and to such Software and Documentation, or is otherwise authorized to license the Use (in accordance with the terms and conditions of this Agreement) of the Software and Documentation to TS.
     6.2. Warranty Conditions and Limitations. The limited warranties in Section 6.1 are made to and for the benefit of TS only and are conditioned upon TS’ compliance with the terms of this Agreement, the Documentation, and other reasonable written instructions provided by QCSI. These limited warranties shall not apply to the extent that Software fails to perform as warranted under Section 6.1(a) because of and would not have so failed but for: (a) modifications made to the Software, (other than those modifications provided by QCSI under this Agreement, under a professional services agreement with QCSI, or through Maintenance and Support); (b) TS’ failure to implement modifications or enhancements as required by QCSI; (c) Use of the Software in connection or in combination with any computer hardware or software not expressly approved or recommended by QCSI in writing; or (d) installation or Use of the Software contrary to the specifications and directions contained in the Documentation or other reasonable written instructions provided by QCSI.
     6.3 Disclaimers. SECTION 6 STATES QCSI’S SOLE AND EXCLUSIVE WARRANTIES TO CUSTOMER CONCERNING THE SOFTWARE, MAINTENANCE AND SUPPORT, AND ALL OTHER ITEMS AND SERVICES PROVIDED HEREUNDER AND THE EXCLUSIVE REMEDY FOR BREACH OF THE WARRANTIES IN SECTION 6.1(a). EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, THE SOFTWARE IS PROVIDED STRICTLY “AS IS,” AND QCSI MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, OR STATUTORY, AS TO THE SOFTWARE OR ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING AT LAW OR FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USE OF TRADE ARE EXPRESSLY EXCLUDED. CUSTOMER HEREBY DISCLAIMS ANY RELIANCE ON ANY WARRANTY OR REPRESENTATION NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.
     6.4 Liability Limitations. EXCEPT FOR LIABILITY ARISING FROM: (i) CONFIDENTIALITY OBLIGATIONS FOR BOTH PARTIES AS SET FORTH IN SECTION 8.1 BELOW; (ii) CUSTOMER’S OBLIGATIONS AS CONTAINED IN SECTION 2 AND SECTION 3; AND (iii) QCSI’S INDEMNITY OBLIGATIONS AS SET FORTH IN SECTION 7 BELOW, IN NO EVENT SHALL EITHER CUSTOMER OR QCSI BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF RECREATING LOST DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE, MAINTENANCE AND SUPPORT, OR OTHER ITEMS OR SERVICES PROVIDED HEREUNDER OR ANY DELAY IN DELIVERY OR FURNISHING THE SOFTWARE, MAINTENANCE AND SUPPORT, OR SAID ITEMS OR SERVICES EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY TERM OF THIS AGREEMENT AND

Perpetual Software License And Maintenance Agreement QCSI

EXCEPT FOR LIABILITY ARISING FROM: (i) CONFIDENTIALITY OBLIGATIONS FOR BOTH PARTIES AS SET FORTH IN SECTION 8.1 BELOW; ii) CUSTOMER’S OBLIGATIONS AS CONTAINED IN SECTION 2, SECTION 3, AND SECTION 4; AND (iii) QCSI’S INDEMNITY OBLIGATIONS AS SET FORTH IN SECTION 7 BELOW, EACH OF CUSTOMER’S AND QCSI’S MAXIMUM AGGREGATE LIABILITY (WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER FORM OF LIABILITY) FOR DAMAGES OR LOSS, HOWSOEVER ARISING OR CAUSED, SHALL IN NO EVENT BE GREATER THAN THE AMOUNT OF THE LICENSE FEES, THE MAINTENANCE AND SUPPORT FEES, AND, IF ANY, THE AMOUNTS FOR PROFESSIONAL SERVICES UNDER SEPARATE PROFESSIONAL SERVICES AGREEMENT(S) BY AND BETWEEN THE PARTIES PAID TO QCSI BY TS DURING THE LAST TWELVE (12) MONTHS PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
     6.5 Exclusion of Unauthorized Warranties. No employee, agent, representative or affiliate of QCSI has authority to bind QCSI to any oral representation or warranty concerning the Software or Maintenance and Support. No written representation or warranty not expressly incorporated into this Agreement is authorized or enforceable. No amendment to this Agreement altering or adding a representation or warranty shall be effective unless set forth in a writing executed by an officer of QCSI and Customer.
     6.6 TS Representations and Warranties. TS represents, warrants and covenants that: (a) it is duly organized, validly existing and in good standing under the laws of its state of organization, and has all power and authority to operate its business and conduct its business as presently conducted, and to execute, deliver and perform its obligations under this Agreement; (b) this Agreement has been duly and validly executed and delivered by it, has been duly and validly authorized by all company action, and constitutes the legal, valid, and binding obligation of TS; (c) the execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not conflict with or any judgment or decree or any agreement or other instrument to which TS is a party; and (d) it is not a government agency and it is not acquiring the license granted by this Agreement pursuant to any government contract or with government funds, regardless of the fact that some government funding and reimbursements are received by TS in the due course of TS business.
7. INDEMNIFICATION
     7.1. Indemnification by QCSI. QCSI agrees to either defend or settle, at its expense and discretion, any claim, demand, threat, suit or proceeding brought by a third party against TS, its Affiliates, and their employees, representatives, agents and affiliates to the extent that the claim, demand, threat, suit or proceeding alleges that TS’ authorized and proper Use of the Software, as delivered by QCSI to TS, and/or TS’ performance of its obligations hereunder infringes the claimant’s patent, copyright, intellectual property rights, or trademark (collectively, “Claim”) and shall pay any and all losses, liability, damages, expenses (including, without limitation, reasonable attorneys fees and expenses), and any final judgments awarded or settlements entered into with QCSI’s prior written authorization. The Parties agree that the limitations on liability contained in this Agreement shall not apply to the indemnity obligation set forth in this Section 7.
          In the event that TS receives notice of a Claim as to which indemnification is sought, TS shall promptly notify QCSI thereof. Such notice shall be considered prompt if received by

Perpetual Software License And Maintenance Agreement QCSI

QCSI at least fifteen (15) days prior to the date by which any action must be taken to preserve QCSI’s rights. Failure to so notify shall not exempt QCSI from its obligations hereunder, except to the extent that such failure has actually prejudiced QCSI’s legal position with respect to the Claim. Upon receipt of notice of the Claim, QCSI shall advise TS that it has assumed the infringement defense. TS shall have the right, at the expense of QCSI, to retain legal counsel to participate in and monitor the defense of the Claim. QCSI shall have the exclusive right to defend any such Claim and make settlements thereof at its own discretion, and TS may not settle or compromise such Claim, action or allegation, except with prior written consent of QCSI. TS shall give such assistance and information as QCSI may reasonably require to settle or oppose such Claims.
          In the event any such Claim is brought or threatened, QCSI may, at its sole option and expense: (a) procure for TS the right to continue the Use of the Software or infringing part; (b) modify or amend the Software or infringing part in such a way as to make the modified Software or infringing part non-infringing, or replace the Software or infringing part with other software having substantially the same or better capabilities; or (c) if neither of the foregoing is commercially practicable in QCSI’s sole judgment, terminate this Agreement with respect to the infringing part of the Software and refund a pro rata portion of the License Fees (based on a useful life of the Software equal to seven (7) years) paid by TS for the infringing part; provided, that if QCSI substitutes the Software or the infringing part for a non-infringing part, or modifies the existing Software so that it becomes non-infringing, QCSI will, at its expense, upon the written request of TS, provide the services (under separate agreement) to install the substituted or modified software pursuant to this Section.
     7.2. Limitations; Exclusive Remedy. Except as elsewhere provided in this Agreement, QCSI shall have no liability to TS or any third party for any alleged infringement, or claim thereof, based upon: (a) any modifications made to the Software (other than those modifications provided by or pursuant to written instructions from QCSI under this Agreement, a professional services agreement with QCSI, or through Maintenance and Support); (b) failure to implement modifications or enhancements as required by QCSI; (c) Use of the Software in connection or in combination with any computer hardware or software not specified in the documentation and not otherwise approved in writing by QCSI (if such infringement or claim could have been avoided by the use of other equipment, devices or software); (d) installation or Use of the Software contrary to the specifications and directions contained in the documentation or other reasonable written instructions of QCSI; (e) the Use of Software other than as strictly permitted under this Agreement or in a manner for which it was not intended or the use of other than the most current release of the Software provided by QCSI as part of maintenance and support (if such claim would have been prevented by the use of such release and, after such fact was adequately notified by QCSI to TS, TS failed to install the new release); or (f) the Use of the allegedly infringing software after being informed in writing of modifications that would have avoided the alleged infringement; or (g) any costs or expenses incurred by TS without QCSI’s prior written consent.
8. CONFIDENTIAL INFORMATION AND OWNERSHIP
     8.1. Mutual Covenants. Each Party acknowledges that the other party’s Confidential Information constitutes valuable Trade Secrets and agrees that it shall use the other party’s Confidential Information solely in accordance with the provisions of this Agreement and shall not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party without the other party’s prior written consent, and shall safeguard the other party’s Confidential Information

Perpetual Software License And Maintenance Agreement QCSI

from unauthorized use and disclosure using measures that are equal to the standard of performance used by such party to safeguard its own Confidential Information of comparable value, but in no event less than reasonable care. Each Party shall take appropriate action (by instructions, agreement, or otherwise) with its employees and advisors to satisfy its obligations under this Agreement. Each Party shall notify the other of any breaches of security. Each Party shall be responsible to the other for any violation of this Agreement by its own officers, directors, employees, agents, subcontractors, or advisors.
          Confidential Information of a party does not include information which at the time of disclosure to the receiving party is available to the public from the disclosing party without restriction, is lawfully obtained by the receiving party from a third party that is not restricted from disclosing such information, is known to the receiving party without confidential restriction prior to disclosure, or is at any time developed by the receiving party without using or relying upon the Confidential Information disclosed by the disclosing party. If any party is requested or required to disclose the other party’s Confidential Information by a government authority or by court-ordered subpoena, or similar process, that party shall, if not prohibited by Federal or state law or by a court or administrative order, promptly notify the other party of such request or requirement so that the other party may seek an appropriate protective order or other appropriate relief and/or waive compliance with provisions of this Agreement, and if, in the absence of such relief or waiver hereunder, any party or its representatives are, in the opinion of its counsel, legally compelled to disclose Confidential Information, then that party may disclose such Confidential Information to the person compelling disclosure as is, according to such opinion, required, without liability hereunder. Both Parties agree that neither party shall disclose the terms of this Agreement, except as required by law. Notwithstanding anything contained in this Agreement to the contrary, a party shall have the right to disclose this Agreement in accordance with applicable securities laws; provided, that such disclosing party shall use reasonable efforts (in coordination with the other) to seek confidential treatment of any pricing or other sensitive and confidential terms set forth in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, a party shall have the right to disclose the terms and conditions of this Agreement (not the Confidential Information exchanged hereunder) to its attorneys, accountants, other professionals, and to regulators in accordance with applicable securities, insurance, or healthcare laws, and to potential investors, lenders, purchasers of the party’s business, merger parties, and underwriters in connection with their due diligence in future financings, loan transactions, acquisitions, mergers, or public offerings; provided, that such disclosing party shall use reasonable efforts (in coordination with the other) to seek confidential treatment of any sensitive and confidential terms and conditions set forth in this Agreement.
     8.2. Ownership.
          8.2. (a) QCSI’s business methods, know-how, the Software, the Documentation, Confidential Information, any other proprietary information, and any and all derivative works thereof, plans, prices, configurations, specifications, techniques, algorithms, schema, screen prints and processes contained herein, or any modification, extraction, or extrapolations thereof, are the property and Trade Secrets of QCSI and are subject to copyright protection and other proprietary rights. Any copyright notice does not imply unrestricted or public access. No duplication, usage, disclosure, or publication thereof, in whole or in part, for any purpose is permitted, except that which is expressly permitted by this Agreement. TS shall include in all copies made by it notices of copyright and other proprietary rights included by QCSI in or on the Software, the Documentation, or any and all derivative works thereof. Customer specifically agrees that any and all derivative works of the Software and the Documentation shall be the

Perpetual Software License And Maintenance Agreement QCSI

property of QCSI and Customer hereby assigns all title and ownership interest therein, if any, to QCSI.
          8.2. (b) By the same token, TS’ business methods, know-how, Confidential Information, any other proprietary information, and any and all derivative works arising out of the applications developed by its workforce or its agents thereof, its plans, configurations, specifications, techniques, algorithms, schema, screen prints and processes contained therein, or any modification, extraction, or extrapolations thereof, are the property and Trade Secrets of TS, and are subject to Intellectual Property protection and other proprietary rights. No duplication, usage, disclosure, or publication thereof, in whole or in part, for any purpose is permitted, except that which is expressly permitted under this Agreement.
9. TERM AND TERMINATION
     9.1. Term. The License granted under this Agreement shall commence on the Effective Date and shall remain in force perpetually, except if terminated pursuant to Section 9 of this Agreement. For avoidance of doubt, the initial term for Maintenance and Support and any subsequent renewal terms, applicable to Maintenance and Support, are separately provided in Schedule B of this Agreement.
     9.2. Termination for Cause. If a party defaults in performing any material obligations required under this Agreement, the other “non-defaulting” party may give written notice of its intention to terminate this Agreement, describing in reasonable detail the default. If the party in default fails to remedy such material default within sixty (60) days following such written notice, or if such default is not capable of cure within such sixty (60) day period, and the party in default fails to commence cure procedures within such sixty (60) day period and fails to diligently prosecute such procedures until the default is cured, then the non-defaulting party may, in addition to all other remedies available at law or in equity, terminate this Agreement and the License.
          QCSI’s exercise of its termination rights under this Section 9.2 shall not entitle TS to a refund of, or relieve TS of any obligation to pay, any portion of any undisputed License or Maintenance and Support Fees or other payments, if any, which are due and payable to QCSI, if any, under this Agreement through the date of termination.
          Notwithstanding the alternate dispute resolution provision included under Section 11.2, in the event of a material breach or the threat of a material breach of this Agreement by either party, the other party, in addition to any other remedies it may have at law or in equity, shall be entitled to immediately seek a temporary restraining order, preliminary injunction, and other appropriate relief so as to specifically enforce the terms of this Agreement without the necessity of posting a bond or other surety. Both Parties agree that a breach of this Agreement may cause the non-breaching party irreparable injury and that damages would be difficult if not impossible to calculate. The foregoing cure procedures as set forth in this Section 9.2 shall not apply in the event that TS breaches SECTION 2 (“LICENSE”), SECTION 3 (“LICENSE RESTRICTIONS”), or either Party breaches SECTION 8 (“CONFIDENTIAL INFORMATION AND OWNERSHIP”).
     9.3. Termination Due to Insolvency. Either party will have the right to terminate this Agreement immediately by providing written notice to other party (the “Insolvent Party”) upon occurrence of any of the following circumstances with respect to the Insolvent Party: (a) the filing by or against the Insolvent Party of a petition for reorganization or liquidation under the U.S. Bankruptcy Code or corresponding laws or procedures of any applicable jurisdiction; (b)

Perpetual Software License And Maintenance Agreement QCSI

the filing by or against the Insolvent Party of any other proceeding concerning bankruptcy, insolvency, dissolution, cessation of operations (or notice or indication of cessation of business), reorganization of indebtedness, or the like by the Insolvent Party; (c) the voluntary or involuntary execution upon; the assignment or conveyance to a liquidating agent, trustee, mortgagee or assignee of whatever description; or the making of any judicial levy against a substantial percentage of the Insolvent Party’s assets, for the benefit of its creditors; (d) the appointment of a receiver, keeper, liquidator or custodian of whatever sort or description, for all or a substantial portion of the Insolvent Party’s assets; or (e) the termination, dissolution, insolvency, or its cessation to continue all or substantially all of the Insolvent Party’s business affairs.
     9.4 Termination for Triple-S’ Convenience. Customer may terminate this Agreement for its convenience on or before August 15, 2007, but only if Customer gives QCSI prior written notice of such termination for convenience. If Customer fails to so notify QCSI as set forth in the preceding sentence, Customer’s right to terminate this Agreement as set forth in this Section 9.4 shall forever lapse, and this Agreement shall continue in full force and effect for the remainder of the Term of this Agreement.
     Notwithstanding the foregoing, if Customer assigns its rights to this Agreement in accordance with Section 10.3, upon such assignment or transfer, this Section 9.4 shall become null and void and Customer and any assignee or transferee of Customer shall have no right to terminate this Agreement for convenience.
     9.5 Effect of Termination. In the event this Agreement is terminated for any reason: (i) TS shall immediately pay all previously undisputed License Fees, which remain unpaid; and all previously undisputed Maintenance and Support Fees, which remain unpaid; and all other amounts payable pursuant to this Agreement and due to QCSI, if any, through the date of termination; and (ii) QCSI shall immediately pay all previously undisputed amounts payable to TS pursuant to this Agreement and due to TS, if any, through the date of termination. Upon the effective date of termination, TS shall immediately discontinue Use of, and shall return to QCSI, and, if in electronic form, TS shall delete from TS’ computing system all Software, Documentation, Confidential Information and any and all copies thereof provided by QCSI. Within thirty (30) days of termination TS shall deliver to QCSI a certificate of compliance with this provision, signed by an executive officer of TS. Within such thirty (30) day period, QCSI shall also return any TS Confidential Information. SECTION 1 (“DEFINITIONS”), SECTION 4 (“PAYMENT CUSTOMER”), SECTION 6 (“WARRANTY AND LIMITATION OF LIABILITY”), SECTION 7 (“INDEMNIFICATION”), SECTION 8 (“CONFIDENTIAL INFORMATION AND OWNERSHIP”), SECTION 9 (“TERM AND TERMINATION”) and SECTION 10 (“GENERAL”) shall survive any termination or expiration of this Agreement.
10. GENERAL
     10.1. Third Party Software. TS agrees and acknowledges that Third Party Software is required to utilize and modify standard report templates and to create new reports using the Software. License fees, support and training costs, if any, for third-party report writing tools are not included in this Agreement and must be acquired separately by TS. TS acknowledges responsibility for the design, development, production and costs of its own reports, documents, letters and identification cards to be used in conjunction with the Software.
          TS is responsible for the annual procurement, update and maintenance of reference data required to operate the Software, unless otherwise agreed to, and specifically defined by, the parties in writing.

Perpetual Software License And Maintenance Agreement QCSI

          TS agrees and acknowledges that Third Party Software, computer hardware, and/or services may be required to access and use the Software, and that such Third Party Software, computer hardware, and/or services are not provided hereunder. TS acknowledges that the Third Party Software listed on Schedule C as “Included” (the “Included Third Party Software”) is not part of the Software. TS hereby agrees to abide by the additional terms and conditions set forth on Schedule C with respect to such Included Third Party Software. TS agrees to execute and deliver all applicable end user license agreements for the Included Third Party Software and any Third Party Software that TS will use in conjunction with the Software. Third Party Software (including any Included Third Party Software) is and shall remain the exclusive property of such third party licensors, and TS shall have no rights or interests in Third Party Software (including any Included Third Party Software) except as provided in the applicable end user license agreements.
     10.2. Source Code Escrow. QCSI shall deposit the Source Code including the relevant commentary, explanations, and other documentation of the Source Code, in QCSI’s discretion, for the Software and, from time to time, any pertinent releases required for optimum operation of the system, with an escrow agent selected by QCSI, and shall name TS as a beneficiary to a written escrow agreement between QCSI and the escrow agent (“Escrow Agreement”). TS shall be entitled to access the Source Code for the Software only upon the release events specified in the Escrow Agreement, or, in the event that QCSI ceases distributing and supporting the entire payor software program application presently named “QNXT” and ceases distributing and supporting any future derivative versions of QNXT (howsoever QNXT may be alternatively named in the future).
     10.3. Assignment and Change of Control.
Either Party may assign this Agreement and its rights and obligations under this Agreement (“Assigning Party”) without the consent of the other Party to any Person which survives a merger in which the Assigning Party participates, to any Person which acquires all or substantially all of the assets of the Assigning Party, to any Person that is under common control with the Assigning Party where the assignment of this Agreement is as a result of a reorganization, consolidation (or similar business restructuring) involving the Assigning Party, or, in the case that QCSI is the Assigning Party, to any Person which acquires substantially all of QCSI’s interests in the product suite that contains the Software (“Permitted Assignee”). Notwithstanding the foregoing; (a) Customer agrees that it will not assign this Agreement to a Competitor of QCSI, or to any Person that has or does acquire (including Customer itself acquiring, or coming under common control with) any Competitor of QCSI; and (b) QCSI agrees that it will not assign, sell, or transfer this Agreement or its rights and obligations under this Agreement to any Person other than as provided above. The Assigning Party shall provide the other Party with written notice regarding any Change of Control, and the Parties will then discuss whether the Change of Control gives rise to any issues relating to this section, including whether any proposed assignee of Customer may be a Competitor of QCSI. Any Permitted Assignee shall agree in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this section shall be void and shall constitute a material breach of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

Perpetual Software License And Maintenance Agreement QCSI

     10.4 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by certified mail return receipt requested; (c) sent by overnight air courier; or (d) by facsimile (with a hard copy mailed on the same date). If to QCSI, a notice shall be forwarded to QCSI at 14647 South 50th Street, Suite 150, Phoenix, AZ 85044, Attn: Chief Financial Officer, and if to TS, a notice shall be forwarded to TS at 1441 F.D. Roosevelt Avenue, San Juan Puerto Rico 00920, Attn: Chief Operations Officer, with a copy to the Office of Legal Affairs at the same address. Either party may change its address for notice by written notice to the other party. Notices shall be considered to have been given at the time of actual delivery in person, five business days after posting if sent by registered mail, two (2) business days after delivery to an overnight air courier service, or upon receipt of machine confirmation of successful transmission by facsimile.
     10. 5 Force Majeure. Neither party shall incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences or causes shall include, without limitation, acts of God, strikes, lockouts, riots, acts of war, terrorist acts, hurricanes, earthquakes, fire and explosions, but the failure to meet financial obligations under this Agreement is expressly excluded.
     10.6 Waiver. The failure of either party to enforce at any time any of the provisions hereof or exercise any right or option hereunder shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions or exercise such right or option. Any consent by any party to, or waiver of, a breach by the other, shall not constitute consent to, waiver of, or excuse of any other, different or subsequent breach.
     10.7 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, the parties shall use their best efforts to agree to such amendments that shall preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision shall be severed from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable to the fullest extent permitted by law.
     10.8 Entire Agreement; Modification; Headings. This Agreement (including the Schedules and any addenda hereto expressly referencing the Agreement and signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous or contemporaneous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. This Agreement may not be altered, modified, amended, changed, rescinded or discharged in whole or in part, except by written agreement executed by authorized officers of both TS and QCSI. The section and paragraph headings herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Perpetual Software License And Maintenance Agreement QCSI

     10.9 No Third Party Beneficiaries. The Parties agree and acknowledge that this Agreement is not made for the benefit of any third party. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the Parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of either party hereto, nor shall any provision hereof give any entity any right of subrogation against or action over or against either party.
     10.10 Relationship of Parties. The Parties are independent contractors and not the franchisee, partner, or agent of each other. Neither party shall have the right to make any representations on behalf of the other. Notwithstanding the foregoing, the parties agree and acknowledge that QCSI may be considered a “Business Associate” of TS under federal statutes and regulations relating to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). TS agrees to comply with its obligations under HIPAA and other similar federal or state laws regarding privacy of the information. Accordingly, and contemporaneously with the execution of this Agreement, the Parties shall enter into a Business Associate Agreement with respect to such matters.. QCSI agrees to comply with its HIPAA obligations as applicable to a Business Associate as set forth in a Business Associate Agreement. QCSI will not knowingly violate any Federal, State, or local laws applicable to QCSI’s business or activities.
     10.11 Standard Terms of TS. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that TS may use in connection with the acquisition or licensing of the Software shall have any effect on the rights, duties or obligations of the parties hereunder or otherwise modify this Agreement, except with the written consent of QCSI, signed by an officer of QCSI.
     10.12 Trademarks and Copyrights. The Parties reserve the right to the control and use of their names and all symbols, trademarks, or service marks presently existing or later established. Neither party shall use the other party’s name, trademarks, symbols, or service marks or such other party controls in advertising or promotional materials or otherwise without the prior written consent of such other party.
     10.13 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement will be deemed original signatures.
     10.14 Compliance with Export and Other Laws. TS shall not export, ship, transmit or re-export any part of the Software or Documentation in violation of any applicable law or regulation including, without limitation, the Export Administration Act of 1979 or the Export Administration Regulations issued by the United States Department of Commerce.
     10.15 Recruitment of Personnel. During the Term of this Agreement and for a period of one (1) year thereafter, neither QCSI nor TS will solicit, hire, employ or contract with directly, or indirectly, any employee(s) of the other party for a period of one hundred twenty (120) days following termination of such employee’s employment.

Perpetual Software License And Maintenance Agreement QCSI

     11. APPLICABLE LAW AND DISPUTE RESOLUTION:
     11.1. Applicable Law: Except as otherwise set forth below, this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico and/or the applicable Federal laws of the United States, without regard to the application of conflicts of law principles. The exclusive venue for disputes arising out of or relating to this Agreement shall be in the United States District Court located in San Juan, Puerto Rico.
          Notwithstanding the foregoing, in the event that QCSI brings an action or suit to enforce the terms of this Agreement in relation to a material breach by TS of Section 2.1, Section 3.1, Section 8.1, or Section 8.2 (a) (a “Material Breach with respect to QCSI’s Intellectual Property”) the exclusive venue shall be the Federal Courts located in Maricopa County, Arizona. If such actions or suits involve a material breach of QCSI’s Trade Secrets rights, the law to be applied shall be the laws of the State of Arizona. For all such actions or suits involving a Material Breach with respect to QCSI’s Intellectual Property, TS hereby submits to the personal jurisdiction of the United States District Court for the District of Arizona. For all other disputes regarding this Agreement, QCSI hereby submits to the personal jurisdiction of the United States District Court for the District of Puerto Rico.
          In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of reasonable attorneys’ fees and costs, as determined by the court.
     11.2. Dispute Resolution: Any dispute between the Parties, either with respect to the interpretation of any provision of this Agreement or with respect to the performance by QCSI or TS, shall be resolved as provided in herein.
          11.2.(a) Informal Dispute Resolution: Prior to the initiation of formal dispute resolution procedures, the Parties shall attempt to resolve their dispute informally, as follows:
               11.2. (a) (i) Upon the written request of a Party, each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.
               11.2. (a) (ii) The designated representatives shall meet as often as the parties deem reasonably necessary in order to gather and furnish all information with respect to the matter in issue. The representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the need of any formal proceeding.
               11.2. (a) (iii) During the course of negotiations, all reasonable requests made by one party to another for non privileged information, reasonably related to this Agreement, shall be honored in order for each of the parties to be fully advised of the other party’s position.
               11.2. (a) (iv) The specific format for the discussions shall be left to the discretion of the designated representatives, but may include the preparation of agreed-upon statements of fact or written statements of position.
               11.2. (a) (v) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

Perpetual Software License And Maintenance Agreement QCSI

          1. the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or
          2. 30 days after the initial meeting to negotiate the dispute.
               This provision shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors, or as provided hereunder
          11.2.(b) Continued Performance: Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement, but the failure to meet undisputed financial obligations under this Agreement is expressly excluded.
IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized representatives of both parties. [signatures contained on the following page]

Quality Care Solutions, Inc.		Triple S, Inc.

By:	/s/ David M. Engert	By:	/s/ Socorro Rivas-Rodriguez

	DAVID M. ENGERT	SOCORRO RIVAS RODRÍGUEZ

Print Name		Print Name

	PRESIDENT AND CEO	PRESIDENT AND CEO

Title		Title

	11/17/06	11/15/06

Date		Date
Index to Schedules:
Schedule A:     TS, Software and License Fees
Schedule B:     Maintenance and Support
Schedule C:     Included Third Party Software
Index to Exhibits:
Exhibit A:     Business Associate Agreement
Exhibit B:     Results of Performance Benchmark

Schedule A
TS, SOFTWARE AND LICENSE FEES
I. Affiliates: TS is a part of a group of corporations existing under the laws of the Commonwealth of Puerto Rico. The group includes a parent company, Triple-S Management Corporation, and its wholly owned subsidiaries, Triple-S, Inc. (health related business), Triple-C, Inc, (government reform business), Seguros Triple-S, Inc. (Property and Casualty Insurance), Great American Life Assurance Company of Puerto Rico, Inc. (Life and Disability Insurance), Signature Insurance Agency, Inc. (Insurance Agency) and Interactive Systems, Inc. (technology related business).
II.	Software: TS and QCSI designate the following Software for License under this Agreement:

QNXT Software: QNXT, QNXT A/R, QNXT Case Management, QNXT Connect, QNXT Dental, QNXT View, QNXT ClaimCheck ® Interface** or Ingenix iCES Interface, ITS Host, ITS Home, QNXT AutoQ Framework.
III. License Fees: In consideration for the License to the Software granted herein and pursuant to the payment guidelines herein, Customer shall pay QCSI the following license fees (the “Block A Perpetual License Fees” and, if applicable, the “Additional Block A Perpetual License Fees”).
Block A Perpetual License Fees for Customer’s Use of the Software is one million and seven hundred thousand dollars ($1,700,000). The applicable fees are itemized as follows:
Block A Perpetual License Fees
Zero to 850,000 Members

						QNXT
						ClaimCheck®
		QNXT				Interface OR
QNXT		Case	QNXT	QNXT	QNXT	Ingenix iCES
License	QNXT A/R	Mgmt.	Connect	Dental	View	Interface
$708,333	$141,667	$141,667	$141,667	$141,667	$141,667	$70,833
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$141,666	$70,833	Included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

Schedule A to the Perpetual Software and Maintenance Agreement QCSI

Block A Perpetual License Fee Payments. The Block A Perpetual License Fees as set forth above are due and payable to QCSI in accordance with the following payment schedule:
One million seven hundred thousand dollars ($1,700,000) upon the Effective Date of this Agreement, unless prior written notice of termination has been received by QCSI pursuant to Section 9.4 on or before August 15, 2007.
Block A Perpetual License Fees are payable pursuant to Section 4. Block A Perpetual License Fees are valid for a block of 0-850,000 Members (the “Block A Membership”). Additional Perpetual License Fees will apply in consideration for the Use of the Software for Members in excess of the foregoing Block A Membership..
Additional Block A Perpetual License Fees. During the first ten (10) years from the Effective Date, commencing on January 1, 2009, and annually thereafter on each January 1st, Members will be counted by QCSI on or by each anniversary of the Effective Date (the “Annual Member Count”). In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first Member count being tabulated,, the then-current Annual Member Count exceeds the number of Members specified above in the Block A Membership), Customer agrees to pay QCSI the Additional Block A Perpetual License Fees of one hundred thousand dollars ($100,000) per each block of fifty thousand (50,000) Members. Such Additional Block A Perpetual License Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional Member blocks available for Additional Block A Perpetual License Fees. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count. QCSI will invoice Customer for the Additional Block A Perpetual License Fees, which will be payable pursuant to Section 4 of this Agreement. After the first ten (10) years from the Effective Date, the foregoing process to determine the Annual Member Count applies, although the Additional Block A Perpetual License Fees, if any, are subject to an escalation equivalent to the year-over-year increase in the United States’ Consumer Price Index (CPI—All Urban Consumers Component) during the immediately preceding twelve (12) month period.
Generally Available QNXT Software. During the first ten (10) years from the Effective Date, whether for either, or both, of the Block A Perpetual License and/or Block B Perpetual License (if such Block B Option below is exercised by TS pursuant to this Agreement), QCSI hereby agrees that TS will be permitted to license any additional generally available QNXT-family of software products or modules at a forty percent (40%) discount off of QCSI’s then-current standard perpetual license fees for the applicable QNXT-family of software products or modules (and the associated maintenance and support fees will be twenty percent (20%) multiplied by the perpetual license fees derived from the application of the forty percent (40%) discount off of QCSI’s then-current standard perpetual license fees pursuant to this paragraph ). After the first ten (10) years from the Effective Date, the license fees, if any, for any additional generally available QNXT-family of software products or modules shall be based upon QCSI’s then-prevailing standard list license fees for the applicable QNXT-family of software.

Schedule A to the Perpetual Software and Maintenance Agreement QCSI

Block B Perpetual License:
          (1) TS will have the option, at its discretion, to initiate a Block B License for the Use of the Software by June 30, 2010. In such event, the perpetual License Fees are one million three hundred thousand dollars ($1,300,000)(referred to as “Block B Perpetual License Option”).
     The License Fees for the Block B Perpetual License Option are itemized as follows:
Initial Perpetual License Fees for the Block B Perpetual License Option
Zero to 650,000 Members

						QNXT
						ClaimCheck®
		QNXT				Interface OR
QNXT		Case	QNXT	QNXT	QNXT	Ingenix iCES
License	QNXT A/R	Mgmt.	Connect	Dental	View	Interface
$541,667	$108,333	$108,333	$108,333	$108,333	$108,333	$54,167
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$108,333	$54,167	included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.
Block B License Option Payment. The Block B License Option Fees are due and payable to QCSI in accordance with the following payment schedule:
one million three hundred thousand dollars ($1,300,000) upon TS election to exercise the Block B License.
The Block B License Option Fees are payable pursuant to Section 4. The Block B License Option Fees are valid for a block of 0-650,000 Members (the “Block B Membership”). Additional Block B Perpetual License Fees will apply in consideration for the Use of the Software for Members in excess of the foregoing Block B Membership.
Additional Perpetual License Fees under the Block B Perpetual License. During the first ten (10) years from the Effective Date, beginning on the first anniversary of the Agreement, and annually thereafter, Members will be counted by QCSI on or by each anniversary of the Effective Date (the “Annual Member Count”). In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first anniversary of the of the Agreement, the then-current Annual Member Count exceeds the number of Members specified above in the Initial Member Block), Customer agrees to pay QCSI the Additional Perpetual License Fees of one hundred thousand dollars ($100,000) per each block of fifty

Schedule A to the Perpetual Software and Maintenance Agreement QCSI

thousand (50,000) Members. Such Additional Block B Perpetual License Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional Member blocks available for Additional Block B Perpetual License Fees. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count. QCSI will invoice Customer for the Additional Block B Perpetual License Fees, which will be payable pursuant to Section 4 of this Agreement. After the first ten (10) years from the Effective Date, the foregoing process to determine the Annual Member Count applies, although the Additional Block B Perpetual License Fees, if any, are subject to an escalation equivalent to the year-over-year increase in the United States’ Consumer Price Index (CPI—All Urban Consumers Component) during the immediately preceding twelve (12) month period..
          (2) If TS elects to exercise such License option after June 30, 2010, but prior to June 30, 2017, the Block B License Fees will be increased by ten percent (10%), which amounts to an initial perpetual License Fee of one million four hundred thirty thousand dollars ($1,430,000) (referred to as “Extended Block B License Option”).
     The License Fees for the Extended Block B License Option are itemized as follows:
Perpetual License Fees for the Extended Block B License Option
Zero to 650,000 Members

						QNXT
						ClaimCheck®
		QNXT				Interface OR
QNXT		Case	QNXT	QNXT	QNXT	Ingenix iCES
License	QNXT A/R	Mgmt.	Connect	Dental	View	Interface
$595,833	$119,167	$119,167	$119,167	$119,167	$119,167	$59,583
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$119,167	$59,583	Included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.
The Extended Block B License Option Payment. The Additional Block B License Option Fees are due and payable to QCSI in accordance with the following payment schedule:
one million four hundred thirty thousand dollars ($1,430,000) upon TS election to exercise the Extended Block B License Option.
The Extended Block B License Option Fees are payable pursuant to Section 4. The Extended Block B License Option Fees are valid for a block of 0-650,000 Members (the “Extended Block B Membership”). Additional Perpetual License Fees will apply in consideration for the Use of the Software for Members in excess of the foregoing Extended Block B Membership.
Additional Perpetual License Fees under the Extended Block B Perpetual License. During the first ten (10) years from the Effective Date, beginning on the first anniversary of the

Schedule A to the Perpetual Software and Maintenance Agreement QCSI

Agreement, and annually thereafter, Members will be counted by QCSI on or by each anniversary of the Effective Date (the “Annual Member Count”). In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first anniversary of the of the Agreement, the then-current Annual Member Count exceeds the number of Members specified above in the Initial Member Block), Customer agrees to pay QCSI the Additional Extended Block B Perpetual License Fees of one hundred ten thousand dollars ($110,000) per each block of fifty thousand (50,000) Members. Such Additional Extended Block B Perpetual License Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional Member blocks available for Additional Extended Block B Perpetual License Fees. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count. QCSI will invoice Customer for the Additional Extended Block B Perpetual License Fees, which will be payable pursuant to Section 4 of this Agreement. After the first ten (10) years from the Effective Date, the foregoing process to determine the Annual Member Count applies, although the Additional Perpetual License Fees, if any, are subject to an escalation equivalent to the year-over-year increase in the United States’ Consumer Price Index (CPI—All Urban Consumers Component) during the immediately preceding twelve (12) month period..
          (3) The right for TS to initiate a perpetual license as described above for the TS Block B will expire if TS does not make a Block B perpetual License Fee payment to QCSI on or before June 30, 2017.
IV. Additional License Restrictions: NONE

Schedule B
MAINTENANCE AND SUPPORT
This Schedule describes the terms and conditions relating to Maintenance and Support that QCSI currently provides for the Software. The Maintenance and Support described in this Schedule does not expand on or change the Software warranty provisions set forth in the Agreement to which this Schedule is attached.
I. Block A Maintenance and Support Fees.
In consideration for QCSI providing the Maintenance and Support, Customer shall pay QCSI the following annual fees (the “Maintenance and Support Fees”). Annual Maintenance and Support Fees for the Software are three hundred forty thousand dollars ($340,000), which represents twenty percent (20%) of the Block A License Fees described in Schedule A. The annual Maintenance and Support Fees set forth below are valid for a one year period of Maintenance and Support for a block of 0-850,000 Members (the “Block A Membership”), subject to Additional Maintenance and Support Fees, calculated as set forth below.
The applicable Maintenance and Support Fees are itemized as follows:
Annual Block A Maintenance & Support Fees
Zero -850,000 Members

						QNXT
						ClaimCheck®
		QNXT				Interface**
QNXT		Case	QNXT	QNXT	QNXT	OR Ingenix
License	QNXT A/R	Mgmt.	Connect	Dental	View	iCES Interface***
$141,667	$28,334	$28,333	$28,333	$28,333	$28,333	$14,167
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$28,333	$14,167	Included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

Block A Maintenance and Support Fee Payments. Notwithstanding the foregoing, the Initial Maintenance and Support Fees of four hundred sixty seven thousand five hundred dollars ($467,500) for the period beginning on August 16, 2007, and ending on December 31, 2008 (the “Initial Block A Maintenance and Support Period”) that are due and payable to QCSI on the Effective Date of this Agreement (unless prior written notice of termination has been received by QCSI pursuant to Section 9.4 on or before August 15, 2007) are calculated as follows:
          (i) Three hundred forty thousand dollars ($340,000) for the period beginning on August 16, 2007, and ending on August 15, 2008, and.
          (ii) One hundred twenty seven thousand five hundred dollars ($127,500) for the period beginning on August, 16, 2008, and ending on December 31, 2008.
After the Initial Maintenance and Support period set forth above, commencing on January 1, 2009, and annually thereafter on each January 1st, subject to the terms and conditions in Section 5 of the Agreement, Block A Maintenance and Support Fees are due and payable to QCSI pursuant to Section 4. In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first Member count being tabulated, the then-current Annual Member Count exceeds the number of Members specified above in the Block A Membership), Customer agrees to pay QCSI Additional Block A Annual Maintenance and Support Fees calculated by multiplying twenty percent (20%) by the Additional Block A Perpetual License Fees set forth in Schedule A per block of fifty thousand (50,000) Members. Such Additional Block A Annual Maintenance and Support Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional Member blocks available for purchase. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count.
After the first ten (10) years from the Effective Date, so long as QCSI continues to provide Maintenance and Support pursuant to Section 5 of this Agreement, Maintenance and Support Fees (including Additional Annual Maintenance and Support Fees), are subject to an escalation equivalent to the year-over-year increase in the United States’ Consumer Price Index (CPI—All Urban Consumers Component) during the immediately preceding twelve (12) month period.
“Adapter” means the edit-specific plug-in business logic for QNXT AutoQ Framework. Maintenance and Support is applicable solely to QNXT AutoQ Framework and not to any particular Adapter or to any functionality that may be developed by or for TS that extends the use of QNXT AutoQ Framework
Block B Maintenance and Support:
(1) In the event that TS elects to exercise the Block B License Option set forth above in Schedule A, the applicable Block B Option Maintenance and Support Fees are two hundred sixty thousand dollars ($260,000), and are itemized as follows:

Annual Block B Option
Maintenance & Support Fees
Zero - 650,000 Members

						QNXT
						ClaimCheck®
		QNXT				Interface**
QNXT		Case	QNXT	QNXT	QNXT	OR Ingenix
License	QNXT A/R	Mgmt.	Connect	Dental	View	iCES Interface***
$108,333	$21,667	$21,667	$21,667	$21,667	$21,667	$10,833
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$21,667	$10,833	included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.
Block B Maintenance and Support Fee Payments. The Block B Option Maintenance and Support Fees are due and payable to QCSI in accordance with the following payment schedule:
(i) two hundred sixty thousand dollars ($260,000) upon TS election to exercise the Block B License Option as set forth in Schedule A.
After the initial annual Maintenance and Support period for the Block B License Option, on each anniversary of the Effective Date, subject to the terms and conditions in Section 5 of the Agreement, beginning on the first anniversary of the Effective Date of this Agreement and annually thereafter, the Block B Option Maintenance and Support Fees are due and payable to QCSI pursuant to Section 4. In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first anniversary of the Agreement, the then-current Annual Member Count exceeds the number of Members specified above in the Block B Membership), Customer agrees to pay QCSI Additional Annual Maintenance and Support Fees associated with the Block B Option calculated by multiplying twenty percent (20%) by the Block B Perpetual License Fees set forth in Schedule A for the Block B License Option per block of fifty thousand (50,000) Members. Such Block B Annual Maintenance and Support Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional Member blocks available for purchase. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count.

(2) In the event that TS elects to exercise the Extended Block B License Option set forth above in Schedule A, the applicable Extended Block B Option Maintenance and Support Fees are two hundred eighty six thousand dollars ($286,000), and are itemized as follows:
Annual Extended Block B Option
Maintenance & Support Fees
Zero - 650,000 Members

						QNXT
						ClaimCheck ®
		QNXT				Interface**
QNXT		Case	QNXT	QNXT	QNXT	OR Ingenix
License	QNXT A/R	Mgmt.	Connect	Dental	View	iCES Interface***
$119,167	$23,833	$23,833	$23,833	$23,833	$23,833	$11,917
ITS Home	ITS Host	QNXT
		AutoQ
		Framework
$23,833	$11,917	included

**	ClaimCheck® is a registered trademark of McKesson Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.

***	iCES is a trademark of Ingenix Corporation, a separate license for which is the responsibility of Customer, but, in any case, is not supplied by QCSI.
Extended Block B Maintenance and Support Fee Payments. The Extended Block B Option Maintenance and Support Fees are due and payable to QCSI in accordance with the following payment schedule:
(i) two hundred eighty six thousand dollars ($286,000) upon TS election to exercise the Extended Block B License Option as set forth in Schedule A.
After the initial annual Maintenance and Support period for the Extended Block B License Option, on each anniversary of the Effective Date, subject to the terms and conditions in Section 5 of the Agreement, beginning on the first anniversary of the Effective Date of this Agreement and annually thereafter, the Extended Block B Option Maintenance and Support Fees are due and payable to QCSI pursuant to Section 4. In the event that the then-current Annual Member Count exceeds the prior year’s Annual Member Count (or in the case of the first anniversary of the Agreement, the then-current Annual Member Count exceeds the number of Members specified above in the Initial Member Block), Customer agrees to pay QCSI Additional Annual Maintenance and Support Fees associated with the Additional Extended Block B Option calculated by multiplying twenty percent (20%) by the Additional Extended Block B Perpetual License Fees set forth in Schedule A for the Additional Extended Block B License Option per block of fifty thousand (50,000) Members. Such Additional Annual Maintenance and Support Fees are payable only in blocks of fifty thousand (50,000) Members; there are no fractional

Member blocks available for purchase. Customer will be required to pay for as many additional blocks of fifty thousand (50,000) Members as are required to meet Customer’s then-current Annual Member Count.
Product Enhancement Requests (Application of Maintenance Fund):
(1) Upon full payment of the Block A Perpetual License Fee as set forth on Schedule A, Section III, in the amount of one million and seven hundred thousand dollars ($1,700,000), QCSI will permit TS to apply the amount of one hundred eighty seven thousand dollars ($187,000) (the “Annual PER Fund”) to TS product enhancement request(s) that are accepted by QCSI to be engineering into a future, generally available version of QNXT (“Product Enhancement Requests” or “PER(s)”). The Annual PER Fund is calculated by multiplying fifty five percent (55%) times the annual Maintenance and Support Fees as set forth in Schedule B, Section I, in the amount of three hundred forty thousand dollars ($340,000).
(2) The Annual PER Fund is limited to a maximum of one hundred eighty seven thousand dollars ($187,000) per calendar year notwithstanding the payment by TS of Annual Maintenance and Support Fees in excess of the Initial Maintenance and Support Fees of three hundred forty thousand dollars ($340,000).
(3) The applicability of the Annual PER Fund will terminate on the latter to occur of: (a) December 31, 2010; or (b) on the date that QCSI elects to cease the practice for all customers of applying a portion of maintenance and support fees to the engineering of PERs.
(4) If the Annual PER Fund is not fully utilized by December 31st of each applicable calendar year, such Annual PER Fund shall expire for such year. In no event is the Annual PER Fund to be considered refundable or applicable to any QCSI services other than the engineering of PERs.
(5) Upon full payment of the Initial Perpetual License Fee as noted immediately above in Section (1), and pursuant to a mutually acceptable work order specifying such engineering services, PERs that are received from TS will be engineered by QCSI into a Major Release or Version Release, intended by QCSI to be made generally available, in accordance with QCSI’s standard PER process in effect at the time that such PERs are received from TS.
(6) In the event that the amount of the Annual PER Fund for any particular calendar year is not sufficient to cover the full amount of QCSI’s engineering services regarding the TS PERs, then TS will pay the QCSI fees calculated by subtracting the amount of the Annual PER Fund for the applicable calendar year from the actual amount of QCSI’s engineering services for the TS Initial PERs. For greater certainty, unless otherwise agreed, QCSI’s actual amount of engineering services for the TS Initial PERs will be calculated by multiplying an hourly rate to be mutually agreed under a mutually acceptable work order specifying such engineering services by the actual number of hours required by QCSI to create the TS Initial PERs, and the resulting fees will be due and will be invoiced by QCSI fifty percent (50%) upon initiation of the engineering services for the TS Initial PERS, and fifty percent (50%) (plus any overage) upon the general availability of the applicable Major Release or Version Release into which such PERs are engineered.

II.	Maintenance and Support: QCSI offers the following Maintenance and Support for the Software identified in Schedule A:

III.	Definitions. QCSI and TS agree that the following terms shall have their respective meanings:
A. “Communications Link” means a network link utilizing a Virtual Private Network (“VPN”) line including a telecommunication hardware/software configuration in good operating condition at each authorized location, (including router, direct telephone line link and other telecommunication equipment and software) as QCSI shall reasonably require for compatibility with QCSI’s telecommunication hardware/software configuration. From time to time, this communication configuration may change.
B. “Issue or Issues” mean(s) any situation or condition caused by the Software that (i) directly impacts TS’ ability to use the Software; (ii) results in erroneous or corrupt data; and (iii) does not materially/substantially comply with the functional or operational and technical Documentation provided with the Software. Problems due to TS misuse, hardware malfunction, third-party products, and/or changes in the underlying operating system/database structure are not considered Issues. Issues are further divided into the following severity levels:
1.	“Code 1” means TS users are down and/or the Software is not operational.

2.	“Code 2” means TS cannot run one of its core processes, including QNXT ITS and the host integration service, payment, print checks, process EDI eligibility, or run premium billing, enrollment or claim adjudication.

3.	“Code 3” means TS users cannot run a single module due to a crash or hang.

4.	“Code 4” means any Issue not listed above.
C. “Release” means Software that has been updated and is further divided into the following types of releases:
1.	“Version Release” means a release of the Software containing a major technological change in the Software or a redesign of the schema.

2.	“Major Release” means a release of the Software, which is generally provided at least annually and includes both corrections to the Software and major enhancements to the most current version of the Software.

3.	“Service Pack Release” means an update to the Software, which is provided from time to time and which includes corrections to the Software.
D. “Resolve” or “Resolution” means that QCSI will provide TS with a resolution to the Issue.
E. “Respond” means that QCSI will reply to TS following TS’ submission of an Issue.

IV.	TS Obligations. TS agrees to install within a reasonable time frame, Releases to Software as such Releases are made available to TS by QCSI, and as licensed by TS.

TS agrees to establish a central contact (“Help Desk”) within its organization for Issue reporting, management, and other communications with QCSI. TS will also designate an employee as the contact point who will remain assigned and available for the duration of the applicable Issue. The Help Desk must be conversant in the Software and underlying technology and is responsible for accumulating accurate information regarding the Issue and forwarding the information to QCSI including the following:
•	TS Name

•	Contact Name and Phone Number

•	Internal Tracking Number

•	Time and Date

•	Software and/or Module Name

•	User Name

•	Software Version

•	Login and Password

•	Environment

•	Description (Describe the problem and list the exact steps required to recreate this issue. Include examples when available).

•	Expected Behavior

•	Business Impact (Describe the time/cost factors resulting from this Issue.)

•	Problem (Describe what you think the problem is.)

•	Additional information may also be required based on the reported Issue
V.	Issue Management.
A. Response and Resolution Commitment. So long as TS submits complete information, as indicated above, and meets the conditions outlined below, QCSI shall Respond to and make reasonable attempts to Resolve Issues as follows: Should TS report an Issue to QCSI outside of QCSI’s normal business hours, the time period will begin at the start of the next QCSI business day.
(1).	Code 1: QCSI will Respond with immediate acknowledgment of receipt of the Issue and will, within two (2) hours, assign to the Issue, a QCSI employee with the appropriate skill level who will remain dedicated to the Issue until it is closed. QCSI will make reasonable attempts to Resolve Code 1 Issues within 24 hours, and will work on a continuous twenty four (24) hours a day, seven (7) days a week, basis until a work around is available and TS’ production or development is resumed. Code 1 Issues must either be reported via telephone or immediately followed with a telephone call upon submission.

(2).	Code 2: QCSI will Respond with immediate acknowledgment of receipt of the Issue and will, within two (2) hours, assign to the Issue, a QCSI employee with the appropriate skill level who will remain dedicated to the Issue until it is closed. QCSI will make reasonable attempts to Resolve Code 2 Issues within 48 hours. Code 2 Issues must either be reported via telephone or immediately followed with a telephone call upon submission.

(3).	Code 3: QCSI will Respond with immediate acknowledgment of receipt of the

Issue and will assign, to the Issue, a QCSI employee with the appropriate skill level who will manage the work effort on the Issue until it is closed. QCSI will make reasonable attempts to Resolve Code 3 Issues within three (3) business days.

(4)	Code 4: QCSI will Respond with immediate acknowledgment via QCSI’s Q-Support Website of receipt of the Issue. QCSI will determine, along with TS, the criticality of such Issue, and accordingly QCSI will establish whether and to what extent, and the time to Resolve such Issue.
B. Escalation Process. TS shall present Issues to QCSI’s Product Support Department. If either a Code 1 or Code 2 Issue exists, QCSI management will be informed immediately upon QCSI’s receipt of the Issue.
C. Closing an Issue. An Issue will be closed if QCSI has provided TS with a mutually acceptable Resolution. QCSI will also close an Issue if TS provides insufficient information to QCSI and QCSI is unable to research the Issue. Prior to closing an Issue for lack of information from TS, QCSI will provide a written request for additional information to TS. TS agrees to provide a response to QCSI’s written request within five (5) business days with the requested information. An Issue will also be closed if QCSI is not allowed reasonable access into TS’ database or other systems to permit QCSI to recreate the Issue. Prior to QCSI accessing TS’ database, QCSI will obtain authorization from TS including necessary passwords. QCSI will also close an Issue if TS is provided with a Resolution and QCSI does not receive a response from TS after five (5) business days confirming that the Resolution did or did not resolve the Issue. TS may request a closed Issue be reconsidered by submitting a new Issue with a reference to the original Issue number.
D. Conditions for Issue Resolution. TS agrees and acknowledges that QCSI’s obligation to identify the components of an Issue and Resolve an Issue are conditional upon all of the following:
(1).	TS’ computing environment being consistent with QCSI’s recommended technical specifications as provided in the Documentation and the computing environment is in good working order;

(2).	The Software, including the database, having been properly used as provided in the Documentation and not modified and/or serviced by an entity other than QCSI;

(3).	TS providing QCSI with written approval and reasonable access to TS’ database and any system components that are deemed necessary to perform appropriate analysis. QCSI must have full and free access via the Communication Link to the Software. TS agrees to provide to QCSI system passwords necessary to operate and support Software and related databases in accordance with TS HIPAA requirements as defined within a fully executed Business Associate Agreement;

(4).	TS maintaining the Communications Link; and

(5).	TS must be on the currently shipping Major Release of the Software or no more than one Major Release previous to the currently shipping Major Release of the

Software, and is responsible for validation of the Release against its own unique business requirements.

(6).	QCSI, using reasonable efforts, must be able to reproduce or replicate the Issue.
VI.	Maintenance Service Availability: Maintenance and Support services are available from QCSI via QCSI’s “Q-Support” Website or by telephone twenty-four (24) hours, seven (7) days a week, or, during normal business hours, via email, facsimile, and the QCSI Extranet. The payment of the Maintenance and Support fee entitles TS to Maintenance and Support services during QCSI’s normal business hours (ie 6:00am to 6:00pm, Mountain Time). If TS requires Maintenance and Support services by QCSI outside of QCSI’s normal business hours, QCSI shall charge TS on a time and materials basis for the actual number of hours utilized by TS outside of QCSI’s normal business hours (minimum of two (2) hours) at QCSI’s then current published rates (as of the Effective Date of this Agreement, the hourly rate for the additional Maintenance and Support services contemplated in this provision are two hundred and twenty five dollars ($225) per resource), or rates as otherwise mutually agreed in writing by the Parties. TS may also obtain Maintenance and Support services twenty-four (24) hours, seven (7) days a week for a fixed fee, in which case QCSI will not charge TS an hourly rate for maintenance and support services offered outside of normal business hours.

VII.	Releases: QCSI agrees to provide TS with an anticipated Release schedule for the year. If a Release is delayed from the scheduled release date, QCSI will provide notification of the delay with a revised schedule for the date of Release. Each Release will include the following:
A. Release notes documenting enhancements, anomaly fixes, data base changes, etc.
B. Written installation guidelines.
C. Documentation of any known impact to any Third Party Software typically used in conjunction with the Software (e.g. Crystal Reports, all software versions and or service pack).
D. A list of Third Party Software that is required to operate the Software.

VIII.	Exclusions From Maintenance and Support: QCSI shall have no Maintenance and Support obligations with respect to any hardware or software product other than the Software, any anomalies or problems not caused by the Software, or to modifications to the Software made by someone other than QCSI (“Nonqualified Products”). If QCSI provides services for a problem caused by a Nonqualified Product or the failure of TS’ computer system to comply with the minimum system requirements approved or recommended by QCSI in writing, or if QCSI’s service efforts are increased as a result of such Nonqualified Product or failure to comply with such minimum system requirements, QCSI shall charge TS on a time and materials basis for extra service at its then current published rates (as of the Effective Date of this Agreement, the hourly rate for the services contemplated in this provision are two hundred and twenty five dollars ($225) per resource), or rates as otherwise mutually agreed in writing by the Parties. If, in QCSI’s opinion, performance of Maintenance and Support is made more difficult or impaired because of Nonqualified Products, QCSI shall so notify TS, and TS shall immediately remove the Nonqualified Product at its own risk and expense during any efforts to render Maintenance and Support under this Agreement. TS shall be solely responsible for the compatibility and functioning of Nonqualified Products with the Software. Notwithstanding the foregoing, if Software performance; (i) materially (i.e. greater than ten percent (10%)) degrades in TS operating environment when compared with the results that QCSI states TS will obtain based on the technical infrastructure recommendations made by QCSI pursuant to Exhibit B (which is to be incorporated into this Agreement upon completion of such benchmark), provided that the TS technical infrastructure is the same or substantially similar to that recommended by QCSI; and (ii) the configuration implemented by TS based on QCSI’s recommendations fails to allow TS to achieve performance for claims processing, capitation and billing comparable to TS’ current throughput, QCSI will provide assistance to TS to identify the cause of such performance degradation. If such degradation is not caused by or the result of an Issue, pursuant to this Schedule B, then QCSI shall charge TS on a time and materials basis for extra service at its then current published rates, or rates as otherwise mutually agreed in writing by the Parties.

IX.	TS Responsibilities: In connection with QCSI’s provision of Maintenance and Support as described in this Schedule, TS acknowledges that TS has the responsibility to do each of the following: (1) maintain the relevant computer system and associated peripheral equipment in good working order in accordance with the manufacturers’ specifications, and in compliance with the minimum system requirements approved or recommended by QCSI in writing at the latest code revision level deemed necessary by QCSI for proper operation of the Software and assure that any problems reported to QCSI are not due to hardware malfunction; (2) supply QCSI with access to and use of all information, relevant software, and facilities determined to be necessary by QCSI to render the Maintenance and Support described in this Schedule; (3) perform any tests or procedures recommended by QCSI for the purpose of identifying and/or resolving any problems; and (4) maintain a procedure external to the Software for reconstruction of lost or altered files, data, or programs to the extent deemed necessary by TS.

X.	Performance Credits

QCSI shall award Customer with Performance Credits as defined herein in the event of QCSI’s failure to meet the time frames set forth in Section V(A) herein (referred to as “Response Commitments”). One Performance Credit shall equal the value of one hour of services at QCSI’s prevailing rate then in effect, which Performance Credits may be utilized by Customer, pursuant to the terms and conditions of a separate Professional

Services agreement, only and exclusively for (i) QCSI development; (ii) training available through the QCSI Training Department; or (iii) Professional Services related to migration from one Major Release or Version Release of Software to an updated Major Release or Version Release. Performance Credits may not be utilized for Maintenance and Support and other Professional Services except as listed herein. Performance Credits shall expire and are not payable in any form at the end of the then-prevailing Maintenance and Support term and thus must be applicable to a mutually agreed Professional Services work order by the end of the then-prevailing Maintenance and Support term, regardless of when the Professional Services are actually utilized. Customer shall request such Performance Credits in writing from QCSI which written notice shall specify the Code, a description of the Issue and the time frames involved. Such written notice shall be sent to the Chief Financial Officer of QCSI.
          Code 1 – For a Code 1 Issue which is not resolved within one hundred and twenty-five (125%) of the Response Commitments, QCSI shall provide Customer with one hundred (100) Performance Credits for each such Issue per business day for every business day beyond the Response Commitments until such time that the Code 1 Issue is Resolved.
          Code 2 – For a Code 2 Issue which is not resolved within one hundred and twenty-five (125%) of the Response Commitments, QCSI shall provide Customer with fifteen (15) Performance Credits for each such Issue per business day for every business day beyond the Response Commitments until such time that the Code 2 Issue is Resolved.
          Code 3 – For on a Code 3 Issue which are not resolved within one hundred and twenty-five (125%) of the Response Commitments, QCSI shall provide Customer with five (5) Performance Credits for each such Issue per business day until QCSI has met the Response Commitments, up to a total of fifteen (15) Performance Credits total for each Code 3 Issue.
          Code 4 – For a Code 4 Issue which is not resolved within one hundred and twenty-five (125%) of the Response Commitments and where such Code 4 Issue has a “material impact” on Customer such as a consistent, repeated calculation error that results in payment inaccuracy, Customer shall receive five (5) Performance Credits for each seven (7) business day period beyond the Response Commitments up to a total of fifteen (15) Performance Credits for each Code 4 Issue.
XI.	Microsoft Security Packs

QCSI has or will test all Microsoft service packs and security patches with the then-prevailing, current Major Release and no more than one Major Release previous to the then-prevailing, current Major Release, and hereby represents and warrants that the then prevailing, current Major Release, and no more than one Major Release previous to the then-prevailing, current Major Release, is and will not be adversely affected by the installation of the Microsoft service packs and security patches.

Schedule C
Included Third Party Software
PRODUCT
NONE
If any third party software is marked as “INCLUDED” in the table above, such third party software shall be Included Third Party Software and TS shall execute and deliver all applicable end user license agreements for the Included Third Party Software. Included Third Party Software sublicensed to TS is subject to all such additional terms, conditions and fees contained in such end user license agreements.

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Exhibit A
BUSINESS ASSOCIATE AGREEMENT
          This Business Associate Agreement (the “Agreement”) is entered into by and between Covered Entity and Business Associate, each defined below. The parties have executed certain agreements, and have already executed or expect to execute certain addenda or work orders there under engaging Business Associate to perform for Covered Entity certain services for or functions on behalf of Covered Entity that require the use or disclosure of protected health information (collectively “Service Agreements”). The Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder (collectively “HIPAA”) requires that Covered Entity enter into a written agreement with Business Associate to obtain satisfactory assurance that Business Associate will appropriately safeguard Protected Health Information. Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
1.	Definitions. The following terms shall have the following respective meanings: (a) “Business Associate” or “BA” shall mean Quality Care Solutions, Inc., a Nevada corporation; (b) “Covered Entity” or “CE” shall mean Triple-S, Inc a Puerto Rico corporation; (c) Protected Health Information” or ““PHI” shall have the same meaning as the term “protected health information” in 45 CFR § 160.103, limited to the information received from Covered Entity, or created, accessed, used or disclosed by Business Associate or by any agent or subcontractor of Business Associate on behalf of Covered Entity; (d) “Electronic Protected Health Information” shall have the same meaning as the term “electronic protected health information” in 45 CFR § 160.103, limited to the information received from CE, or created, accessed, maintained or transmitted by Business Associate or by any agent or subcontractor of Business Associate on behalf of CE; (e) “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164, Subparts A and E; and (f) “Security Rule” shall mean the Security Standards for the Protection of Electronic Protected Health Information at 45 CFR Part 160 and Part 164, Subparts A and C. All capitalized terms not otherwise defined herein shall have the same meaning as those terms are defined by HIPAA.

2.	Obligations to Maintain Privacy. BA agrees that it shall maintain the privacy of PHI as follows: (a) BA agrees not to use or disclose PHI other than as permitted or required by this Agreement or as permitted or Required by Law; (b) BA agrees to use appropriate safeguards to prevent the Use or Disclosure of PHI other than as provided for by this Agreement; (c) BA agrees to report to CE any Use or Disclosure of PHI not provided for by this Agreement of which it becomes aware; (d) BA agrees to make internal practices, books, and records relating to the Use and Disclosure of PHI available to the Secretary for purposes of the Secretary determining CE’s compliance with the Privacy Rule; (e) BA agrees to make available to CE information necessary for CE to provide an accounting of Disclosures in accordance with 45 CFR § 164.528; provided, however, that CE submits such request for information to BA no less than twenty (20) business days prior to the date by which CE requires the information. CE agrees that such accounting shall not apply to Disclosures made: (i) to carry out treatment, payment and health care operations; (ii) to Individuals regarding PHI about them; (iii) incident to a use or disclosure otherwise permitted or required; (iv) pursuant to an authorization; (v) for a facility’s directory or to persons involved in an individual’s care, or for other notification purposes provided in 45 CFR §

Exhibit A 1 of 6

Exhibit A to the Perpetual Software and Maintenance Agreement QCSI
Business Associate Agreement

164.510; (vi) for national security or intelligence purposes; (vii) to correctional institutions or law enforcement officials; (viii) as part of a Limited Data Set; or (ix) prior to the Effective Date of this Agreement.

3.	Permitted Uses and Disclosures. Except as otherwise limited in this Agreement, BA may use or disclose PHI for the following purposes (a) to perform its obligations to CE pursuant to the Service Agreements; (b) for the proper management and administration of BA or to carry out the legal responsibilities of BA, provided however that such Disclosure is Required By Law, or upon Disclosure, BA obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies BA of any instances of which it is aware in which the confidentiality of the information has been breached; (c) to agents and subcontractors BA retains to assist it in the performance of its obligations to CE under the Service Agreements; provided that BA agrees to ensure that any agents or subcontractors to whom it provides PHI agree to the same restrictions and conditions that apply through this Agreement to BA; (d) to report violations of law to appropriate federal and state authorities, consistent with 45 CFR §164.502(j)(1); and (e) if so Required By Law.

4.	Obligations of CE. CE shall notify BA of (a) any limitation(s) in the notice of privacy practices of CE in accordance with 45 CFR § 164.520, to the extent that such limitation may affect BA’s use or disclosure of PHI; (b) any changes in, or revocation of, permission by an Individual to use or disclose PHI, to the extent that such changes may affect BA’s use or disclosure of PHI; and (c) any restriction to the use or disclosure of PHI that CE has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect BA’s use or disclosure of PHI. Except as otherwise provided in this BA Agreement, CE shall not request BA to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by CE. CE acknowledges and agrees that it is solely responsible for its compliance with HIPAA.

5.	Individual Rights. The parties recognize that HIPAA provides Individuals the right to request access to inspect and obtain copies of their PHI and the right to amend their PHI. To the extent that BA maintains PHI in a Designated Record Set, then, to assist CE in complying with these individual rights provisions of HIPAA, BA shall, upon reasonable request of CE during the term of this Agreement and upon reasonable payment to BA, make PHI in a Designated Record Set to which CE does not have access available to CE within twenty (20) business days of CE’s request. Unless otherwise Required by Law, however, BA shall not be required to directly respond to an Individual’s request. CE shall instruct Individuals to contact CE directly with respect to any individual rights they may have under HIPAA.

6.	Security Rule. Unless otherwise provided by law, BA agrees that it shall maintain the security of Electronic Protected Health Information as follows: (a) implement commercially reasonable administrative, physical, and technical safeguards that appropriately protect the Confidentiality, Integrity, and Availability of Electronic Protected Health Information; (b) use commercially reasonable efforts to ensure that any agent, including a subcontractor, to whom it provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect Electronic Protected Health Information; and (c) to report to CE any Security Incident of which it becomes aware.

7.	Term. This Agreement shall be effective as of the later date on which this Agreement is

2

Exhibit A to the Perpetual Software and Maintenance Agreement QCSI
Business Associate Agreement

executed by the parties (“Effective Date”), and shall continue until the later of (a) the later of the termination of the applicable Service Agreements; and (b) all of the PHI that is in the possession of BA is either destroyed or returned to CE, or, if it is infeasible to return or destroy said PHI, then protections shall be extended to such information in accordance with the termination provisions of Section 9 of this Agreement.

8.	Termination. Notwithstanding any terms to the contrary in the Agreement, a material breach of this Agreement by BA shall be cause for CE, at its option, to terminate upon one (1) year written notice this Agreement and the applicable Service Agreements; provided, however, that BA has not cured the material breach within thirty (30) calendar days after written notice from CE specifying the breach. CE shall have the right within the one (1) year notice period to revive this Agreement, the applicable Service Agreements previously terminated pursuant to this Section upon reasonable written notice to BA. Unless otherwise agreed to in writing by CE and BA, upon the revival of this Agreement and the applicable Service Agreements pursuant to this Section, both the terms and conditions and the term (duration) of this Agreement and the applicable Service Agreements shall continue as if this Agreement and such applicable Service Agreements had not been previously terminated. Except as otherwise provided in this Section 8, upon termination of this Agreement, for any reason, BA shall return or destroy at the expense of CE all PHI that is in the possession of BA, no later than thirty (30) calendar days from the later of the termination or expiration of the Service Agreements.

9.	Extended Protections to PHI. In the event that BA determines that returning or destroying the PHI is infeasible, BA shall extend the protections of this Agreement to such PHI and limit further Uses and Disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as BA maintains such PHI.

10.	Miscellaneous. This Agreement supersedes all oral or written agreements, if any, between the parties, and together with any other agreement signed contemporaneously herewith constitute the entire agreement between the parties with respect to the subject matter herein. Any modification, amendment, or cancellation of, or waiver of rights under, this Agreement shall be effective only if in writing signed by both parties. No waiver of any breach of this Agreement shall be construed as a waiver of any other rights under this Agreement. No delay in acting with regard to any breach shall be construed as a waiver of the breach. This Agreement shall be interpreted in a manner to permit CE to comply with HIPAA, and the BA agrees to negotiate in good faith to amend this Agreement as necessary to enable CE to comply with HIPAA. Except as otherwise expressly stated herein, this Agreement shall not affect the obligations under the applicable Service Agreements, and to the extent the terms of this Agreement conflict with the terms in any of the Service Agreements, the terms of this Agreement shall govern. Sections 9 and 10 of this Agreement shall survive the expiration or early termination of this Agreement. This Agreement shall be governed by applicable federal law and the laws of the State of Arizona. There are no third-party beneficiaries to this Agreement.
[signatures on following page]

3

Exhibit A to the Perpetual Software and Maintenance Agreement QCSI
Business Associate Agreement

IN WITNESS WHEREOF, duly authorized representatives of each of Covered Entity and Business Associate have executed this Agreement as of the Effective Date.

Covered Entity:	Business Associate: Quality Care Solutions, Inc.

By: /s/ Socorro Rivas	By: /s/ David M. Engert

Name: Socorro Rivas	Name: David M. Engert

Title: President & CEO	Title: President & CEO

Date: 11/24/06	Date: 11/17/06

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Exhibit A to the Perpetual Software and Maintenance Agreement QCSI
Business Associate Agreement

EXHIBIT B
PERFORMANCE BENCHMARK RESULTS

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